Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of March 22, 2024 (the “Effective Date”) by and between Nadir Ali (“Executive”), and Inpixon, a Nevada corporation (the “Company”).

R E C I T A L S

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Amended and Restated Employment Agreement between Executive and the Company dated May 15, 2018 (the “Employment Agreement”);

WHEREAS, pursuant to that certain Merger Agreement, dated as of July 24, 2023, by and among Company, Inpixon Merger Sub Inc. (“Merger Sub”) and XTI Aircraft Company (“XTI” and such agreement, the “Merger Agreement”), Merger Sub shall merge with and into XTI, whereupon the separate corporate existence of Merger Sub shall cease and XTI shall be the surviving corporation as a wholly-owned subsidiary of the Company (the “Transaction”); and

WHEREAS, effective as of the Effective Time (as defined in the Merger Agreement, and the date on which the Effective Time occurs, the “Effective Date”), the parties hereto desire to amend the Employment Agreement as provided in this Amendment; provided that, if the consummation of the Transaction does not occur for any reason, this Amendment shall be null and void ab initio.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend the Employment Agreement as follows:

1. Amendment. Section 14(b)(ii) of the Employment Agreement is hereby amended to:

(a) Delete the clause “(1) continue to pay to Employee his Base Salary plus housing and transportation allowance and commissions Employee would have otherwise received, subject to customary payroll practices and withholdings, for twenty-four (24) months;” and insert in its place the following: “(1) pay to Employee the lump sum cash amount equal to $924,800.00, subject to applicable withholdings, on or as soon as practicable following the date that is twenty-one (21) days following Employee’s termination date;”

(b) Delete the clause “(2) upon termination or resignation, pay to Employee the value of 2x of any all bonuses (including but not limited to annual bonuses; discretionary bonuses; performance bonuses; performance bonuses; discretionary compensation; etc.)) that Employee otherwise would have potentially received pursuant to Section 5 hereof;” and insert in its place the following: “(2) pay to Employee the lump sum cash amount equal to $440,000.00, subject to applicable withholdings, on or as soon as practicable following the date that is twenty-one (21) days following Employee’s termination date;” and

(c) Delete the clause “(4) a lump sum payment equal to 24 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive of the actual COBRA coverage period under the Company’s group health plan);” and insert in its place the following: “(4) pay to Employee the lump sum cash amount equal to $122,212.00, subject to applicable withholdings, on or as soon as practicable following the date that is twenty-one (21) days following Employee’s termination date;”.

2. Effect of Amendment. This Amendment shall only serve to amend and modify the Employment Agreement to the extent specifically provided herein. All terms, conditions, provisions, and references of and to the Employment Agreement, which are not specifically modified, amended, and/or waived herein, shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations, and representations, either oral or written, relating to the subject matter of this Amendment that are not expressly set forth in this Amendment are of no force or effect.

3. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Employment Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Employment Agreement (as amended hereby), are superseded by this Amendment. Any provision of this Amendment that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective the date first set forth above.

INPIXON

/s/ Wendy Loundermon
By:	Wendy Loundermon
Title:	Chief Financial Officer

EXECUTIVE

/s/ Nadir Ali
Nadir Ali

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